AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

This Amended and Restated Asset Purchase Agreement (“Agreement”) is dated as of March 14, 2019 (“Effective Date”), by and among Jagemann Stamping Company, a Wisconsin corporation (“Seller”) and Enlight Group II, LLC, a Delaware limited liability company (“Buyer”) (collectively, Buyer and Seller are individually a “Party” and collectively the “Parties”).

Recitals

WHEREAS, One of Seller’s business lines is the manufacture and sale of deep drawn stampings for use in the ammunition casing and projectile industry (the “Business”);

WHEREAS, Buyer is a wholly-owned subsidiary of AMMO, Inc., a Delaware corporation (“Ammo”), which owns 100% membership interest in Buyer. The Board of Directors of AMMO, Inc. has approved the transaction which is the subject of this Agreement;

WHEREAS, Seller wished to sell to Buyer a 51% interest in the Business and the Purchased Assets while simultaneously contributing to Buyer a 49% interest in the Business and the Purchased Assets. Buyer wished to purchase such 51% interest and accept as a contribution such 49% interest from Seller. The Parties therefore entered into that certain Asset Purchase Agreement dated January 22, 2019 in order to consummate the proposed transaction (“APA”);

WHEREAS, the Parties have determined to amend the APA in order for Seller to sell to Buyer a 100% interest in the Business and the Purchased Assets; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
Definitions

Section 1.01 Definitions. Unless defined in the body of this Agreement, capitalized terms used in this Agreement have the meanings specified for such terms in Exhibit A.

ARTICLE 2
Purchase and Sale

Section 2.01 Purchase and Sale of Assets. At Closing, Seller shall sell, transfer and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, the entirety of the Business, to include the following “Purchased Assets”:

(a) All machinery, equipment and other tangible personal property used directly in the Business as listed on Schedule 2.01(a) (the “Equipment”);

(b) all Contracts set forth on Schedule 2.01(b), to the extent assignable (the “Assumed Contracts”);

(c) all permits and certifications held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets as set forth on Schedule 2.01(c), to the extent assignable (the “Assumed Permits”);

(d) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Purchased Assets;

(e) all of Seller’s rights under warranties, indemnities and all similar rights against third Parties to the extent related to the Purchased Assets;

(f) solely as concerns the Purchased Assets, the originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), operation manuals/procedures, sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files but excluding personnel files unless the consent of the transferring employee has been received (“Books and Records”); and

(g) all goodwill and the going concern value relating in any way to the Business including the Purchased Assets; and

(h) all Intellectual Property Assets as defined in and pursuant to the Intellectual Property Assignment and Licensing Agreement.

Section 2.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets of Seller (collectively, the “Excluded Assets”):

(a) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;

(b) the rights which accrue or will accrue to Seller under this Agreement and the Ancillary Agreements; and

(c) all other assets of the Seller not set forth in Section 2.01.

Section 2.03 Excluded Liabilities. Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever, including but not limited to warranty claims as of the Closing Date (the “Excluded Liabilities”). Seller shall cause to be paid and satisfied in due course all Excluded Liabilities, which it is obligated to pay and satisfy.

Section 2.04 Purchase Price. The aggregate purchase price for the Business and Purchased Assets shall be the following all delivered by Buyer to Seller at Closing: (a) Seventeen Million Four Hundred Thousand & 00/100 Dollars ($17,400,000.00) by (i) wire transfer of Seven Million & 00/100 Dollars ($7,000,000.00) to Seller’s account which Seller will designate to Buyer in writing prior to Closing (the “Cash Purchase Price”) and (ii) delivery of an endorsed Promissory Note in the form set forth in Schedule 2.05 in the amount of Ten Million Four Hundred Thousand & 00/100 Dollars ($10,400,000.00) (the “Note”), and (b) 4,750,000 Shares, (collectively, the foregoing are the “Purchase Price”). A portion of the Cash Purchase Price shall be paid directly to Seller’s secured lenders in accordance with the applicable payoff letter(s) (on behalf of the Seller) pursuant to Section 8.03(l).

(a) The Parties agree that Buyer shall be and remain obligated to satisfy and pay the debt evidenced by the Note (1) in conjunction with or promptly upon the refinancing of the Purchased Assets to the extent said refinance results in Seller’s receipt of sufficient funds to make such payment to Seller or (2) not later than as required pursuant to the Note, Section 1, whichever is sooner.

(b) The Parties agree that once Buyer has delivered Nine Million & 00/100 Dollars ($9,000,000.00) of the Cash Purchase Price to Seller, the final One Million & No/100 Dollars ($1,000,000.00) representing the balance of the Cash Purchase Price shall be held back and retained by Buyer and released promptly to Seller upon the Seller’s construction and operation of a wastewater treatment facility on the Premises through use of its own funding and Buyer’s receipt of written confirmation in a manner acceptable to Buyer (and its insurers) from the City of Manitowoc and any required Governmental Authorities that Seller is in full compliance with Wastewater Discharge Permit Number 00042, and all Environmental Law, Environmental Notice, Environmental Permit and no Environmental Claim remains outstanding.

Section 2.05 Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price shall be allocated among the Purchased Assets for all tax purposes as shown on Schedule 2.05.

Section 2.06 AMMO Board Seat. As further consideration in support of this Agreement, AMMO’s Board of Directors shall approve the appointment of Tom Jagemann to the Board effective within twenty (20) business days post-Closing.

Section 2.06 Third-Party Consents. To the extent that Seller’s rights under any Assumed Contract or Assumed Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach or be unlawful, and Seller, at its expense, shall use its best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law shall act after the Closing as Buyer’s agent in order to obtain for it without cost to Buyer the benefits thereunder and shall cooperate, to the maximum extent permitted by Law, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

ARTICLE 3

Intentionally Omitted.

ARTICLE 4
Closing

Section 4.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (the “Closing”) shall take place electronically via PDF or facsimile as soon as practicable upon the satisfaction of each of the Conditions of Closing as set forth in Article 8 on or before March 14, 2019 (“Closing Date”). The Closing will be deemed effective as of 12:01 a.m. on the day immediately following the Closing Date.

Section 4.02 Closing Deliverables. At the Closing, Seller shall deliver to Buyer the following: (a) all Ancillary Agreements; and (b) a bill of sale in form and substance satisfactory to Buyer (the “Bill of Sale”) and duly executed by Seller, transferring the Equipment to Buyer. At the Closing, Buyer shall deliver to Seller the following: (c) the Cash Purchase Price; (d) appropriate stock certificates and other documentation; (e) the Note; and (f) all Ancillary Agreements.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Schedules, Seller represents and warrants to Buyer as of the Effective Date and the Closing Date as follows:

Section 5.01 Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Wisconsin. Section 5.01 of the Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do Business, and Seller is duly licensed or qualified to do Business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

Section 5.02 Authorization and Authority. Seller has full power and authority to enter into this Agreement and the Ancillary Agreements to which it is a Party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement and any other Ancillary Agreement to which it is a Party, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller (to the extent such Person is not a natural person). This Agreement has been duly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each Ancillary Agreement to which Seller is or will be a Party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other Party thereto), such Ancillary Agreement will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

Section 5.03 Assumed Contracts. Each Assumed Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. To Seller’s Knowledge, Seller nor any other Party thereto is in material breach of or material default under (or is alleged to be in material breach of or material default under) in any material respect, or to Seller’s Knowledge has provided or received any notice of any intention to terminate, any Assumed Contract. To Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Assumed Contract or to Seller’s Knowledge result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. To Seller’s Knowledge, there are no material disputes pending or threatened under any Assumed Contract.

Section 5.04 Title to Purchased Assets. Seller owns and has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All the Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for Permitted Encumbrances.

Section 5.05 Condition of Assets. To Seller’s Knowledge, the Equipment is in good operating condition subject to ordinary future maintenance, repair, and replacement for Equipment of this type and for this industry consistent with Seller’s past experience.

Section 5.06 Sufficiency of Assets. To Seller’s Knowledge, the Purchased Assets (including any such Assets located on the premises of third-parties), together with rights granted under the Ancillary Agreements constitute, as of the Closing Date, all of the material properties, rights, and interests used by Seller to conduct the Business and necessary to enable the Buyer to conduct the Business in all material respects in the manner in which the Business is currently being conducted by the Seller.

Section 5.07 Legal Proceedings; Governmental Orders. Except as disclosed in Schedule 5.07, to Seller’s Knowledge,

(a) There are no Actions pending or, threatened against or by Seller (i) relating to or affecting the Business and its ownership, use and operation of the Purchased Assets; or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

Section 5.08 Compliance with Laws. Except as set forth on Schedule 5.08, to Seller’s Knowledge, Seller has complied, and is now complying with all Laws including Environmental Laws applicable to the conduct of the Business as currently conducted and the ownership and use of the Purchased Assets by Seller.

Section 5.09 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder or other fee or commission in connection with the transactions contemplated by this Agreement or any other Ancillary Agreement based upon arrangements made by or on behalf of Seller.

Section 5.10 Products Liability. To Seller’s Knowledge, there is no Action before any Governmental Authority involving Seller based upon breach of product warranty, strict liability in tort, negligent design, negligent manufacture of product, defects in design, manufacture, materials or workmanship, negligent provision of services, or any other allegation of liability, including or resulting in product recalls, arising from the materials, design, testing, manufacture, packaging, labeling (including instruction for use), documentation or sale of products which relate to the Business (collectively, “Product Claims”). To Seller’s Knowledge, there is no reasonable basis for any such Product Claim.

Section 5.11 Solvency. Seller is executing this Agreement in good faith, for fair value and without intent to hinder, delay or to defraud its present and future creditors.

Section 5.12 Anticorruption Laws. To Seller’s Knowledge,

(a) Seller, including its employees, directors, agents or other Persons acting on their behalf, have not, directly or indirectly, taken any action that would cause Seller to be in violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other anticorruption or anti-bribery Laws applicable to Seller (collectively with the FCPA, the “Anticorruption Laws”). Seller, including its employees, directors, agents or other Persons acting on their behalf, have not, directly or indirectly, corruptly given, loaned, paid, promised, offered or authorized payment of money or anything of value to any “foreign official” as defined in the FCPA or, in violation of Law, to any other government official, to secure any improper advantage or to obtain or retain business for any Person or to achieve any other purpose prohibited by the Anticorruption Laws. Seller has established and implemented reasonable internal controls and procedures intended to ensure compliance with the Anticorruption Laws.

(b) Seller, including its employees, directors, agents or other Persons acting on their behalf, have not, directly or indirectly, taken any action that would cause Seller to be in violation of Law applicable to then-current export control or trade embargoes.

(c) Seller has not violated the antiboycott prohibitions contained in 50 U.S.C. 4607 and 15 C.F.R. 760 or taken any action that can be penalized under Section 999 of the Code.

Section 5.13 Investment Representations.

(a) The Shares to be issued by Buyer to Seller hereunder will be acquired for investment for Seller’s own account, not as nominee or agent.

(b) Seller has, by reason of its business or financial experience, the capacity to bear the economic risk of its investment in the Shares.

(c) Seller will not sell or otherwise transfer the Shares without compliance under the Act or an exemption therefrom.

(d) Seller has had a full opportunity to inspect the books and records of Buyer and to make any and all inquiries of Buyer’s manager, officers and directors regarding Buyer and its business as seller has deemed appropriate.

Section 5.14 Use of Premises. In lieu of a Lease, Seller represents, warrants and covenants that Buyer shall be provided all rights to possession, control and access to the real estate and all structures thereon or appurtenant thereto within or upon which the Purchased Assets are located and the Business is operated (at 5757 West Custer Street, Manitowoc, WI 54220 (the “Premises”) as of the Effective Date pursuant to the terms and conditions set forth in the Ancillary Agreements.

Section 5.15 Seller’s Disclosures. Seller has disclosed or provided to Buyer all books, records, accounts, charts, data, and analysis relating to or concerning the ownership and/or use of the Purchased Assets and Business which in whole or in part constitute or relate to Fundamental Representations, including but not limited to Seller’s overhead allocations, tooling costs, research and development expenses, all data relating to self-funded/partially self-funded health benefit programs, claims and loss data related thereto, and expenses allocated to the Business resulting from the use of the Premises, all of which has been specifically requested by Buyer. Seller has further made or will make available to the Buyer all officers, directors and employees for such inquiries and discussions as Buyer deems appropriate.

Section 5.16 No Additional Representations or Warranties. Seller acknowledges and agrees that neither Buyer nor any of its Affiliates or their respective owners, managers, directors, officers, employees, agents or representatives has made any representation, warranty or promise, expressed or implied, as to Buyer’s business, its assets, liabilities, condition (financial ability to Close or otherwise) or prospects, except only as expressly set forth in this Agreement. Seller acknowledges and agrees that Seller has not relied, and is not relying, upon any representation, warranty, promise, statement or information (whether written or oral) not expressly made in this Agreement. Seller further acknowledges and agrees that (a) Seller has conducted such investigations of the Buyer’s business, its assets, liabilities, condition (financial ability to Close or otherwise) and prospects as Seller deems necessary or appropriate in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, and (b) in making its decision to execute and consummate the transactions contemplated by this Agreement, is solely relying upon the results of its own investigation and the express representations and warranties made by the Buyer herein. Seller acknowledges and agrees that, in connection with such investigation, Seller may have received from or on behalf of the Buyer or its Affiliates or their respective owners, managers, directors, officers, agents or representatives certain estimates, budgets, forecasts, capital raising plans and financial projections (“Forward-Looking Statements”), but that none of Buyer, its Affiliates or their respective owners, managers, directors, officers, agents or representatives make any promise, representation or warranty concerning the accuracy or completeness thereof and Seller is not relying thereon. Seller acknowledges and agrees that (a) there are uncertainties inherent in the Forward-Looking Statements, and (b) it is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Forward-Looking Statements so furnished (including the reasonableness of the assumptions underlying Forward-Looking Statements).

ARTICLE 6
Representations and warranties of buyer

Buyer represents and warrants to Seller as of the Effective Date and the Closing Date as follows:

Section 6.01 Organization of Buyer. Buyer is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 6.02 Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Agreements to which Buyer is a Party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Ancillary Agreement to which Buyer is a Party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Ancillary Agreement to which Buyer is or will be a Party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other Party thereto), such Ancillary Agreement will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 6.03 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a Party, and the consummation by Buyer of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of organization, operating agreement, bylaws, or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth on Schedule 6.03, require the consent, notice or other action by or to any Person under any Contract to which Buyer is a Party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

Section 6.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder or other fee or commission in connection with the transactions contemplated by this Agreement or any other Ancillary Agreement based upon arrangements made by or on behalf of Buyer.

Section 6.05 Legal Proceedings. There are no Actions pending or, to Buyer’s Knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 6.06 Solvency. Buyer is executing this Agreement in good faith, for fair value and without intent to hinder, delay or to defraud its present and future creditors.

Section 6.07 No Additional Representations or Warranties. Buyer acknowledges and agrees that neither Seller nor any of its Affiliates or their respective owners, managers, directors, officers, employees, agents or representatives has made any representation, warranty or promise, expressed or implied, as to the Business, Purchased Assets, liabilities, condition (financial or otherwise) or prospects, except only as expressly set forth in this Agreement. Buyer acknowledges and agrees that Buyer has not relied, and is not relying, upon any representation, warranty, promise, statement or information (whether written or oral) not expressly made in this Agreement. Buyer further acknowledges and agrees that (a) Buyer has conducted such investigations of the Business, Purchased Assets, liabilities, condition (financial or otherwise) and prospects as Buyer deems necessary or appropriate in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, and (b) in making its decision to execute and consummate the transactions contemplated by this Agreement, is solely relying upon the results of its own investigation and the express representations and warranties made by the Seller herein. Buyer acknowledges and agrees that, in connection with such investigation, Buyer may have received from or on behalf of the Seller or its Affiliates or their respective owners, managers, directors, officers, agents or representatives certain estimates, budgets, forecasts, plans and financial projections (“Forward-Looking Statements”), but that none of Seller, its Affiliates or their respective owners, managers, directors, officers, agents or representatives make any promise, representation or warranty concerning the accuracy or completeness thereof and Buyer is not relying thereon. Buyer acknowledges and agrees that (a) there are uncertainties inherent in the Forward-Looking Statements, and (b) it is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Forward-Looking Statements so furnished (including the reasonableness of the assumptions underlying Forward-Looking Statements).

ARTICLE 7
Covenants

Section 7.01 Conduct of Business Prior to the Closing. From the Effective Date until the Closing Date, Seller shall (a) conduct the Business in the ordinary course of Business consistent with Seller’s past practice; and (b) use reasonable efforts consistent with Seller’s past practice to maintain and preserve intact its current Business organization and operations to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business.

Section 7.02 Access to Information. From the Effective Date until the Closing Date, Seller shall afford Buyer and its Representatives reasonable access to and the right to inspect the Purchased Assets and Business.

Section 7.03 No Solicitation of Other Bids.

(a) Seller shall not, and shall not cause, authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of the Business or the Purchased Assets.

(b) In addition to the other obligations under this Section 7.03, Seller shall immediately advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Seller agrees that the rights and remedies for noncompliance with this Section 7.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 7.04 Notice of Certain Events.

(a) From the date hereof until the Closing Date, each Party shall promptly notify the other Party in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by a Party hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.01, Section 7.02 or Section 7.03 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Seller’s Knowledge or to Buyer’s Knowledge threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets, this Agreement or the Ancillary Agreements.

(b) Upon Closing, a Party’s receipt of information pursuant to this Section 7.04 shall operate as a waiver regarding any representation, warranty or agreement given or made by a Party in this Agreement and shall be deemed to amend or supplement the Schedules.

Section 7.05 Confidentiality. The Non-Disclosure Agreement is incorporated herein by reference and shall remain in full force and effect after the Effective Date and Closing Date. However, the Parties recognize, understand and agree that AMMO is a public company and therefore this transaction and all matters related thereto shall be subject of disclosure to satisfy regulatory requirements and otherwise disclosed in the ordinary course.

Section 7.06 Governmental Approvals and Consents.

(a) Each Party shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such Party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities (“Governmental Approvals”) that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Ancillary Agreements. Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Seller and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third Parties related to the Assumed Contracts and Assumed Permits.

Section 7.07 Closing Conditions. From the date hereof until the Closing, each Party shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article 7.

Section 7.08 Receivables. From and after the Closing, Buyer shall use commercially reasonable efforts to assist collection of Seller’s accounts receivable after the Closing Date.

Section 7.09 Further Assurances. Following the Effective Date and the Closing Date, the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions of this Agreement and the Ancillary Agreements.

ARTICLE 8
Conditions to closing

Section 8.01 Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Each Party shall have received all required consents, authorizations, orders and approvals from the Governmental Authorities, in each case in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

(c) The Closing shall occur on or before March 14, 2019.

Section 8.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller contained in this Agreement, the other Ancillary Agreements and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Ancillary Agreements to be performed or complied with by Seller prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects and all transactions contemplated shall have been consummated.

(c) No Action shall have been commenced against Buyer and Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(e) Seller shall have delivered to Buyer duly executed counterparts to the Ancillary Agreements all of which Ancillary Agreements shall be satisfactory in all reasonable respects to Buyer.

(f) Buyer shall have received all Assumed Permits that are necessary for it to conduct the Business as conducted by Seller as of the Closing Date.

(g) Buyer shall have received a Certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(h) Buyer shall have received a Certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Ancillary Agreements and the other documents to be delivered hereunder and thereunder.

(i) Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(j) Buyer shall have received from Seller copies of all approvals, consents and waivers of Seller’s secured lenders and leaseholders (and all others holding Liens in the Purchased Assets) to this Agreement, the Ancillary Agreements, and the transactions contemplated in this Agreement and the Ancillary Agreements, all in form and content reasonably satisfactory to Buyer.

(k) Buyer shall have received from Seller copies of all payoff letters from Seller’s secured lenders and leaseholders (and all others holding Liens in the Purchased Assets) to cause all Liens in the Purchased Assets to be released at Closing or as promptly as practicable after Closing, all in form and content satisfactory to Buyer.

(l) Buyer has approved to the form and content of all Ancillary Agreements.

(m) Buyer shall have available sufficient funds to remit the Cash Purchase Price to Buyer as described herein.

Section 8.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in this Agreement, the Ancillary Agreements and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Agreements to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) Buyer shall have delivered to Seller duly executed counterparts to the Ancillary Agreements all of which Ancillary Agreements shall be satisfactory in all reasonable respects to Seller.

(e) Buyer shall have received all Assumed Permits and Governmental Approvals that are necessary for Buyer to conduct the Business as conducted by Seller as of the Closing Date.

(f) Seller shall have received a Certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(g) Seller shall have received a Certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Ancillary Agreements and the other documents to be delivered hereunder and thereunder.

(h) Seller shall have received consent from its directors and stakeholders, as required by Wisconsin law, approving this Agreement and the transactions contemplated thereby.

(i) Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

(j) Seller has approved the form and content of all Ancillary Agreements, and the transactions contemplated thereby all of which are acceptable to Seller.

(k) Seller shall have received all approvals, consents and waivers of Seller’s secured lenders and leaseholders (and all others holding Liens in the Purchased Assets) to this Agreement, the Ancillary Agreements, and the transactions contemplated in this Agreement and the Ancillary Agreements, all in form and content reasonably satisfactory to Seller.

(l) Seller shall have received payoff letters from Seller’s secured lenders and leaseholders (and all others holding Liens in the Purchased Assets) to cause all Liens in the Purchased Assets to be released at Closing or as promptly as practicable after Closing, all in form and content satisfactory to Seller.

ARTICLE 9
Indemnification

Section 9.01 Survival. All of the representations and warranties of the Parties made in this Agreement or made pursuant to this Agreement will survive the execution of this Agreement and the Closing and shall expire at 11:59 p.m. on the Warranty Termination Date; except that in the case of fraud, intentional misrepresentation, willful misconduct or the representations made in Section 2.04(a) or Section 5.08 (including, but not limited to Schedule 5.08, and any matters involving Environmental Law, Environmental Claim, Environmental Notice or Environmental Permit), all of the representations and warranties of the Parties made in this Agreement shall survive indefinitely. Notwithstanding the foregoing, the expiration of any representations and warranties shall not affect the Parties’ rights and obligations as to any claims asserted prior to such date nor any covenants of the Parties requiring performance following the Closing. For the avoidance of doubt, the covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing shall survive the Closing for the period provided in such covenants and agreements, if any, or until their earlier full performance, and covenants and agreements that by their terms apply or are to be performed in their entirety on or prior to the Closing shall terminate at Closing.

Section 9.02 Indemnification.

(a) Subject to the limitations set forth in Section 9.03, from and after the Closing, the Seller shall indemnify, defend and hold harmless Buyer, its affiliates, and its and their respective members, directors, managers, officers and agents (all such foregoing Persons, collectively, the “Buyer Indemnitees”) from and against the entirety of any Losses the Buyer Indemnitees may suffer, sustain or become subject to arising out of, in connection with or resulting from:

(i) any breach or inaccuracy of any representation or warranty made by Seller under ARTICLE 5 of this Agreement or in any Ancillary Agreement;

(ii) any claim, cost or Loss relating to the matters identified and representations set forth in Section 2.04(a) and Section 5.08 (including Schedule 5.08, as well as any matters relating to Environmental Law, Environmental Claim, Environmental Notice or Environmental Permit);

(iii) any nonfulfillment or breach of any covenant, agreement or obligation to be performed by the Seller pursuant to this Agreement or any Ancillary Agreement; and

(iv) the Excluded Liabilities.

(b) Indemnification by Buyer. Except with respect to matters relating in any way to Section 5.08 (including Schedule 5.08 and/or any matter concerning Environmental Law, Environmental Claim, Environmental Notice of Environmental Permit), which the Parties agree is (are) expressly excluded, Buyer shall indemnify, defend and hold harmless the Seller, its affiliates, and its and their respective shareholders, members, directors, managers, officers and agents (all such foregoing Persons, collectively, the “Seller Indemnitees”), from and against the entirety of any Losses such Seller Indemnitee may suffer, sustain or become subject to, resulting from:

(i) any breach or inaccuracy of any representation or warranty made by Buyer under ARTICLE 6 of this Agreement or in any Ancillary Agreement;

(ii) any nonfulfillment or breach of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any Ancillary Agreement; and

(iii) The ownership or operation of the Purchased Assets or the Business after the Closing Date (except to the extent included in the Excluded Liabilities).

Section 9.03 Limits on Indemnification. The following provisions shall apply to limit the Buyer’s ability to recover and Seller’s obligation to Buyer Indemnitees for Losses pursuant to Section 9.02(a):

(a) Basket. Seller shall have no obligation to indemnify any Buyer Indemnitee from and against any Loss pursuant to Section 9.02(a)(i) until the Buyer Indemnitee has first suffered aggregate Losses in excess of Three Hundred Thousand and no/100 Dollars ($300,000.00) (the “Basket”) (at which point the Seller shall be obligated to indemnify the Buyer Indemnitee for only such Losses in excess of the Basket and subject to the cap provisions of Section 9.03(b)); provided, however, that the foregoing limitation shall not apply with respect to (i) any claims based on or relating to fraud or intentional misrepresentation, (ii) any Losses relating to a breach or inaccuracy of a Fundamental Representation or (iii) the matters addressed in Sections 2.04(a) and 9.02(a)(ii).

(b) Cap. In no event will Seller have any obligation to indemnify any Buyer Indemnitee after the cumulative total of all Losses claimed by Buyer Indemnitees exceeds Six Million Six Hundred Thousand and no/100 Dollars ($6,600,000.00).

(c) Exclusive Remedy. Except for any claim for fraud or intentional misrepresentation, equitable remedies to enforce the covenants contained herein, any Losses relating to a breach or inaccuracy of a Fundamental Representation, and the matters described in Section 2.04(a) and Section 9.02(a)(ii), the indemnification provisions of this ARTICLE 9 shall be the sole and exclusive remedy with respect to any and all claims arising out of or relating to this Agreement and the performance or the alleged non-performance by the Parties of their obligations under this Agreement.

(d) Cooperation. An Indemnified Party must, at the Indemnifying Party’s request, cooperate in the defense of any matter subject to indemnification pursuant to this ARTICLE 9.

(e) Special Damages. Excluding punitive damages recoverable in the event of fraud or intentional misrepresentation and the matters described in Section 2.04(a) and Section 9.02(a)(ii), no Indemnified Party shall be entitled to recover under this ARTICLE 9 any consequential, incidental, indirect, or punitive damages.

(f) Insurance. Payments by an Indemnifying Party pursuant to this ARTICLE 9 in respect of any Losses will be limited to the amount of any Losses that remain after deducting therefrom any insurance proceeds or any similar third-party recovery actually received by the Indemnified Party in respect of any such Losses, less any directly-related costs and expenses, including the reasonable aggregate out-of-pocket cost of pursuing any related insurance claim and any directly-related increases in insurance premiums or other chargebacks. Each Indemnified Party will diligently pursue any such insurance proceeds or other third-party recovery in connection with any Losses; provided, however, that each Indemnified Party shall not be obligated to commence an Action or other legal action to pursue such proceeds or other third-party recovery.

(g) Cure. To the extent that any matter giving rise to a claim for indemnification hereunder is capable of remedy or cure, as a condition precedent to asserting a claim for indemnification hereunder, the Indemnified Party must afford the Indemnifying Party a reasonable opportunity (which will not exceed 30 days from date of the Indemnified Party’s asserted claim related thereto) to remedy or cure such matter, and provide to the Indemnifying Party all reasonable access and other assistance as is reasonably appropriate in connection with such remedy or cure, provided that the foregoing assistance shall not including making any payment to any Person of any monies which, for avoidance of doubt, will remain the responsibility of the Indemnifying Party.

(h) Mitigation. In the event of any matter giving rise to an indemnity obligation under this ARTICLE 9, the Parties shall be obligated to mitigate Losses under this Agreement to the extent required by Legal Requirements.

Section 9.04 Notices. An Indemnified Party shall give prompt written notice to the Indemnifying Party of any actual or potential claim for which it is seeking indemnity under this ARTICLE 9 (a “Claim” and collectively, “Claims”), but any delay or failure to give such notice shall not relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is prejudiced thereby. The written notice shall state the nature and basis of such Claim in reasonable detail and state the amount of such Losses (or reasonable estimate thereof if the actual amount is not known or not capable of reasonable calculation). Any Claim against an Indemnified Party by a third party, whether or not involving an Action, is referred to herein as a “Third Party Claim,” and any other Claim against an Indemnified Party is referred to herein as a “Direct Claim”. Any survival period time limitations specified in Section 9.01 shall not apply to a Claim that has been subject of notice from the Indemnified Party to the Indemnifying Party given in good faith prior to expiration of such period.

Section 9.05 Matters Involving Third Parties.

(a) The Indemnifying Party shall have the right to defend the Indemnified Party against the Third Party Claim with counsel of the Indemnifying Party’s choice, reasonably satisfactory to the Indemnified Party, so long as (i) the Indemnifying Party notifies the Indemnified Party, within twenty (20) days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party, that the Indemnifying Party is assuming the defense of such Third Party Claim and agrees that such Third Party Claim is properly indemnifiable by Indemnifying Party pursuant to this ARTICLE 9, subject to the limitations of Section 9.03, and (ii) the Indemnifying Party conducts the defense of the Third Party Claim in an active and diligent manner. In the event the Indemnifying Party fails to assume the defense of any Third Party Claim within twenty (20) days after notice thereof is given by the Indemnified Party or fails to conduct such defense in an active and diligent manner, the Indemnified Party shall have the right to undertake the defense of such Third Party Claim at the reasonable expense and for the account of the Indemnifying Party.

(b) So long as the conditions set forth in the first sentence of Section 9.05(a) are and remain satisfied, then: (i) the Indemnifying Party may conduct the defense of the Third Party Claim in accordance with Section 9.05(a); (ii) the Indemnified Party may retain separate co-counsel to participate in such defense at its sole cost and expense (provided, however, that the Indemnifying Party shall pay the attorneys’ fees of the Indemnified Party if (A) the employment of separate counsel was authorized in writing by the Indemnifying Party in connection with the defense of such Third Party Claim, (B) the Indemnified Party has reasonably concluded that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (C) the Indemnified Party’s counsel has advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is an actual conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel); and (iii) the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent may not be unreasonably withheld or delayed), consent to any admission or the entry of any judgment with respect to the matter, or enter into any settlement, which (A) imposes an injunction or other equitable relief upon the Indemnified Party, (B) does not include an unconditional provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto or (C) in the opinion of the Indemnified Party, would reasonably be expected to have an adverse effect on its business, operations, assets, or financial condition.

(c) Notwithstanding the foregoing provisions of this Section 9.05, the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any Third Party Claim: (i) as to which the Indemnifying Party fails to assume the defense within twenty (20) days after the Indemnified Party gives notice thereof to the Indemnifying Party or which, following assumption, the Indemnifying Party fails to actively and diligently defend; (ii) to the extent the Third Party Claim seeks an Order or other equitable relief against the Indemnified Party which, if successful, would reasonably be expected to have an adverse effect on the business, operations, assets, or financial condition of the Indemnified Party; (iii) in the case where the Losses claimed in connection therewith involve an amount in excess of the amount then available for indemnification in light of the limitations set forth in Section 9.03; (iv) if such Third-Party Claim for indemnification relates to or arises in connection with any criminal or quasi-criminal Action; or (v) the Indemnified Party reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be materially detrimental to or materially injure the Indemnified Party’s reputation or future business prospects; provided, however, that the Indemnified Party may make no settlement, compromise, admission, or acknowledgment that would give rise to any liability on the part of the Indemnifying Party without the prior written consent of the Indemnifying Party (which consent may not be unreasonably withheld or delayed).

Section 9.06 Direct Claims. The Indemnifying Party shall satisfy any Direct Claim within thirty (30) days after receipt of notice of such Direct Claim pursuant to Section 9.04. If the Direct Claim is not satisfied by the Indemnifying Party within such thirty (30) day period, the Indemnified Party shall be entitled to pursue any or all remedies as may be available to the Indemnified Party under this ARTICLE 9 or otherwise.

ARTICLE 10
Miscellaneous

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	Jagemann Stamping Company 5757 West Custer Street
Manitowoc, WI 54220
Attn: Tom Jagemann and Ralph Hardt
Facsimile: (920) 682-6002
E-mail: TJagemann@jagemann.com and
RHardt@jagemann.com

If to Buyer:	Enlight Group II, LLC
7681 E. Gray Road
Scottsdale, AZ 85260
Attn: Fred Wagenhals & John Flynn
Facsimile: (480) 947-0001
Email: fred@ammo-inc.com & jflynn@ammo-inc.com

Section 10.03 Interpretation; Representation by Counsel. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Schedules and Exhibits mean the Articles and Sections of, and Schedules and Exhibits prepared in conjunction with this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The Parties acknowledge that they have been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule or law or any legal decision that would require the interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived by the Parties. The provisions of this Agreement shall be interpreted in a reasonable manner to give effect to the intent of the Parties hereto.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement, the other Ancillary Agreements and the Non-Disclosure Agreement and the exhibits and schedules to this Agreement and/or the Ancillary Agreements and/or Non-Disclosure Agreement, as applicable schedules and constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter including the Letter of Intent dated September 11, 2018, the Term Sheet dated December 12, 2018, the Binding Letter of Intent dated January 11, 2019 and APA dated January 22, 2019. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Ancillary Agreements, the exhibits and schedules to this Agreement and/or the Ancillary Agreements and/or Non-Disclosure Agreement (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 10.08 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and AMMO and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Nothing contained in this Agreement, expressed or implied, shall give any employee or Seller (or their spouses, dependents or beneficiaries) or any other Person, other than the Parties to this Agreement, any rights or remedies of any nature whatsoever, including but not limited to any right to continued employment or service, and no provision of this Agreement shall create any third Party beneficiary rights in any current or former employee, director, consultant or other service provider of Seller to enforce the provisions of this Agreement or any other matter related thereto or be construed as an amendment of any employee benefit plan, program, policy or arrangement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) Any action to enforce or interpret this Agreement, or to resolve disputes with respect to this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall be the exclusive dispute resolution process. Any party may commence arbitration by sending a written demand for arbitration to the other Party. Such demand shall set forth the nature of the matter to be resolved by arbitration. Any arbitration proceeding instituted under this Agreement shall be conducted in the English language through the Phoenix, Arizona (Maricopa County) office of the American Arbitration Association, and take place in Maricopa County, Arizona unless a different location is selected by joint written consent of the Parties. The costs of the arbitration, including any American Arbitration Association administration fee, the arbitrator’s fee, and costs for the use of facilities during the hearings, shall be borne equally by the Parties to the arbitration; provided, however, that the prevailing party shall be entitled to reimbursement of such fees, costs and attorneys’ fees and expenses incurred in connection with the arbitration at the discretion of the arbitrator. All decisions of the arbitrator shall be final, binding, non-appealable and conclusive on all Parties. Judgment may be entered upon any such decision in accordance with applicable law in any court having jurisdiction thereof. The arbitrator (if permitted under applicable law) or such court may issue a writ of execution to enforce the arbitrator’s decision.

(c) The provisions of Section 10.10 hereof shall not be construed as prohibiting any Party to this Agreement from applying to any court of competent jurisdiction for such injunctive or other provisional relief as may be necessary to protect that Party from irreparable harm or injury or to preserve the status quo pending resolution of a dispute.

(d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER ANCILLARY AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(d).

Section 10.11 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.13 Guaranty of Ammo. For the benefit of Seller and to induce Seller to enter this Agreement and the Ancillary Agreements, Ammo (the “Guarantor”) hereby joins this Agreement and shall guaranty on an absolute, unconditional, unlimited, and joint and several basis the obligations of the Buyer set forth in Sections 2.04, 2.05, 7.04 - 7.09, 8.01 and 8.02 (the “Obligations”). Guarantor unconditionally and irrevocably waives each and every defense which, under principles of guaranty or suretyship law, would otherwise operate to impair or diminish such liability. Nothing whatsoever except actual full payment and performance to Seller of the Obligations shall operate to discharge the Guarantor’s liability hereunder.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date set forth above by their respective officers thereunto duly authorized.

Seller:

Jagemann Stamping Company, a Wisconsin corporation

By:	/s/ Tom Jagemann

Its:	Chief Executive Officer

Date:	March 14, 2019

Buyer:

Enlight Group II, LLC, a Delaware limited liability company

By:	/s/ Fred Wagenhals

Its:	Managing Member – AMMO, Inc. (CEO)

Date:	March 14, 2019

Guarantor:

Ammo, Inc., a Delaware corporation

By:	/s/ Fred Wagenhals

Its:	Chief Executive Officer

Date:	March 14, 2019

Supplemental Information for

Amended and Restated Asset Purchase Agreement

Dated March 31, 2019

The following is a list of Exhibits to the above referenced Agreement, not attached herewith. Any omitted information will be furnished to the Securities and Exchange Commission upon request.

1. Exhibit “A” Definitions

2. Disclosure Schedules from Jagemann Stamping Company

3. Disclosure Schedules from Enlight Group II, LLC